Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
ENTERPRISE PRODUCTS PARTNERS L.P.,
ENTERPRISE PRODUCTS HOLDINGS LLC,
EPD MERGERCO LLC
and
DUNCAN ENERGY PARTNERS L.P.
and
DEP HOLDINGS, LLC
Dated as of April 28, 2011

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Section 9.6	Notices	43
Section 9.7	Entire Understanding; No Third-Party Beneficiaries	44
Section 9.8	Severability	44
Section 9.9	Headings	44
Section 9.10	Jurisdiction	44
Section 9.11	Waiver of Jury Trial	44
Section 9.12	Specific Performance	44
Section 9.13	Survival	44
ANNEXES

Annex A	Form of Third Amended and Restated Limited Liability Company Agreement of Duncan GP
Annex B-1	Form of Second Amended and Restated Agreement of Limited Partnership of Duncan
Annex B-2	Form of Third Amended and Restated Agreement of Limited Partnership of Duncan
Annex C	Form of Exchange and Contribution Agreement

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2011 (this “Agreement”), is entered into by and among Enterprise Products Partners L.P., a Delaware limited partnership (“Partners”), Enterprise Products Holdings LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), EPD MergerCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Partners (“MergerCo”), Duncan Energy Partners L.P., a Delaware limited partnership (“Duncan”), and DEP Holdings, LLC, a Delaware limited liability company and the general partner of Duncan (“Duncan GP”).
WITNESSETH:
          WHEREAS, the Duncan Audit Committee (as defined herein) and the Duncan GP Board (as defined herein) has determined that the business combination provided for herein pursuant to which Duncan will, subject to the terms and conditions set forth herein, merge with MergerCo, with Duncan as the surviving entity (the “Merger”), such that following the Merger, Duncan GP will remain the sole general partner of Duncan, and Partners will become (and thereafter Partners and its Subsidiaries will continue) as the limited partners of Duncan, is fair and reasonable to and in the best interests of Duncan and the Duncan Unaffiliated Unitholders; and
          WHEREAS, the Partners GP Board of Directors has determined that the Merger is fair and reasonable to and in the best interests of Partners; and
          WHEREAS, as a condition and inducement to Duncan and Duncan GP entering into this Agreement, concurrently with the execution and delivery of this Agreement, Partners and Enterprise GTM Holdings L.P. (“Enterprise GTM”), a subsidiary of Partners which owns of record and beneficially approximately 58.5% of the outstanding Duncan Common Units (as defined herein), and Duncan are entering into the Voting Agreement (as defined herein), pursuant to which, among other things, each of Enterprise GTM and Partners have agreed, subject to the terms and conditions set forth therein, to vote all of its Duncan Common Units in favor of the Merger and this Agreement; and
          WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition Proposal” means any proposal or offer from or by any Person other than Partners, Partners GP, and MergerCo relating to: (a) any direct or indirect acquisition of (i) more than 20% of the assets of Duncan and its Subsidiaries, taken as a whole, (ii) more than 20% of the outstanding equity securities of Duncan or (iii) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Duncan and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Duncan; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Duncan, other than the Merger.
     “Action” shall have the meaning set forth in Section 6.12(a).
     “Additional Limited Partner” has the meaning given such term in the Partners Partnership Agreement.
     “Affiliate” has the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.
     “Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Average Closing Price” means, as of any date, the average of the closing sale price of a Partners Common Unit as reported on the NYSE Composite Transactions Reporting System for the 10 consecutive NYSE full trading days (in which such Partners Common Units are traded on the NYSE) ending at the close of trading on the NYSE full trading day immediately preceding such date.
     “Book-Entry Units” shall have the meaning set forth in Section 3.2.
     “Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.
     “Certificate” shall have the meaning set forth in Section 3.2.
     “Certificate of Merger” shall have the meaning set forth in Section 2.1(b).
     “Claim” shall have the meaning set forth in Section 6.12(a).
     “Class B Units” shall mean the units representing limited partner interests in Partners having the rights and obligations specified with respect to “Class B Units” in the Partners Partnership Agreement.

     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Compensation and Benefit Plan” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).
     “Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.6 hereof, as determined by Duncan in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one year, (b) provide that all non-public information pertaining to Duncan and/or Partners be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Partners is a third-party beneficiary with respect to any breach thereof relating to information relating to Partners; provided further, that Duncan may amend or waive the terms of such Confidentiality Agreement in its discretion, except that Partners shall have the right to approve or consent to any amendment or waiver (i) of the one-year term of the Confidentiality Agreement, (ii) that would have the effect of causing any non-public information pertaining to Duncan or Partners that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement, or (iii) Partners’ ability to enforce its rights as a third-party beneficiary to such Confidentiality Agreement.
     “Disclosure Schedule” shall have the meaning set forth in Section 5.1.
     “DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et
     seq.
     “DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.
     “Duncan” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Duncan Amended and Restated Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Duncan, substantially in the form attached hereto as Annex B-1.

     “Duncan Third Amended and Restated Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of Duncan, substantially in the form attached hereto as Annex B-2.
     “Duncan Audit Committee” shall mean the Audit, Conflicts and Governance Committee of the Duncan GP Board.
     “Duncan Certificate of Limited Partnership” means the certificate of limited partnership of Duncan as filed with the Secretary of State of the State of Delaware on September 28, 2006.
     “Duncan Change in Recommendation” shall have the meaning set forth in Section 6.6(b).
     “Duncan Common Units” shall mean the common units representing limited partner interests of Duncan having the rights and obligations specified with respect to “Common Units” as set forth in the Duncan Existing Partnership Agreement.
     “Duncan Credit Agreements” means (i) the Term Loan Agreement, dated April 18, 2008, among Duncan, the Lenders Party Thereto and Wachovia Bank, National Association, as Administrative Agent, as amended by the First Amendment to Term Loan Agreement, dated July 11, 2008, among Duncan, the Lenders Party Thereto and Wachovia Bank, National Association, and as further amended by the Second Amendment to Term Loan Agreement, dated October 25, 2010, among Duncan, the Lenders Party Thereto, and Wachovia Bank, National Association, as in effect on the date of this Agreement and (ii) the Revolving Credit and Term Loan Agreement, dated October 25, 2010, among Duncan, the Lenders Party Thereto and Wachovia Bank, National Association, as Administrative Agent, as in effect on the date of this Agreement.
     “Duncan Disclosure Schedule” shall mean the Disclosure Schedule delivered by Duncan pursuant to Section 5.1.
     “Duncan Dividend Reinvestment Plan” shall mean the Duncan Energy Partners L.P. Dividend Reinvestment Plan, as in effect on the date hereof.
     “Duncan Existing Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Duncan, dated as of February 5, 2007, as amended by Amendment No. 1 dated December 27, 2007, Amendment No. 2 dated November 6, 2008, the Third Amendment dated December 8, 2008 and the Fourth Amendment dated June 15, 2009, and as may be further amended from time to time.
     “Duncan GP” has the meaning set forth in the introductory paragraph to this Agreement.
     “Duncan GP Amended and Restated LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of Duncan GP, substantially in the form attached hereto as Annex A.
     “Duncan GP Board” means the Board of Directors of Duncan GP.
     “Duncan GP Certificate of Formation” means the certificate of formation of Duncan GP as filed with the Secretary of State of the State of Delaware on September 28, 2006.

     “Duncan GP Existing LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Duncan GP, dated as of May 3, 2007, as amended from time to time.
     “Duncan Material Contracts” shall have the meaning set forth in Section 5.2(j)(i).
     “Duncan Meeting” shall have the meaning set forth in Section 5.2(d).
     “Duncan Merger Transactions” has the meaning set forth in Section 5.2(d)(iii).
     “Duncan Parties” means Duncan GP and Duncan.
     “Duncan Recommendation” shall have the meaning set forth in Section 6.2.
     “Duncan Unaffiliated Unitholders” shall mean the unitholders of Duncan excluding Partners and its Affiliates (including Enterprise GTM as an Affiliate of Partners).
     “Duncan Unit Plan” means the 2010 Duncan Long-Term Incentive Plan, as amended and restated as of February 23, 2010 and as may be further amended from time to time.
     “Duncan Unit Purchase Plan” means the DEP Unit Purchase Plan, as may be amended from time to time.
     “Duncan Unitholder Approval” shall have the meaning set forth in Section 7.1.
     “Duncan Unitholders” means the holders of outstanding Duncan Common Units.
     “DUPP Purchase Period” shall mean the period in which payroll deductions are accumulated under the Duncan Unit Purchase Plan pending the purchase of Duncan Common Units, as established pursuant to the provisions of such plan.
     “Effective Time” shall have the meaning set forth in Section 2.1(b).
     “Enterprise GTM” shall have the meaning set forth in the recitals to this Agreement.
     “EPCO” shall mean Enterprise Products Company, a Delaware corporation.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” shall mean BNY Mellon Shareowners Services or any other entity as may be selected by Partners subject to the reasonable approval of Duncan.
     “Exchange and Contribution Agreement” means the Exchange and Contribution Agreement by and among Partners, Enterprise GTM and the other subsidiaries of Partners named therein, substantially in the form attached hereto as Annex C.

     “Exchange Fund” shall have the meaning set forth in Section 3.4(a).
     “Exchange Ratio” shall have the meaning set forth in Section 3.1(c).
     “Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Partners or Duncan, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.
     “Indebtedness” of any Person means (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property of such Person), (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person, (c) any indebtedness of others secured by a Lien on any property of such Person, whether or not the respective indebtedness so secured has been assumed by it, (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (e) obligations of such Person in respect of surety bonds or similar instruments, (f) the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under U.S. generally accepted accounting principles, and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person or for which it is or may become contingently liable; provided, that Indebtedness shall not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
     “Indemnification Expenses” shall have the meaning set forth in Section 6.12(a).
     “Indemnified Parties” shall have the meaning set forth in Section 6.12(a).
     “Indemnitees” shall have the meaning set forth in the Duncan Existing Partnership Agreement.
     “Knowledge” shall mean, with respect to any party, the actual knowledge of the directors or officers of such party.
     “Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.
     “Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.
     “Material Adverse Effect” shall mean, with respect to either Partners or Duncan, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Duncan and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of Partners or Duncan, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the petroleum product transportation, terminalling, storage and distribution industry generally (including the price of petroleum products and the costs associated with the transportation, terminalling, storage and distribution thereof), or in any region in which Partners or Duncan, respectively, operates, (b) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States of America or elsewhere, (c) changes in Law, (d) earthquakes, hurricanes, floods, or other natural disasters, (e) any failure of Partners or Duncan, respectively, to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (f) changes in the market price or trading volume of Duncan Common Units or Partners Common Units, respectively (but not any effect underlying any decrease that would otherwise constitute a Material Adverse Effect), or (g) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement; provided, that, in the case of clause (a), (b), (c) or (d), the impact on Partners or Duncan, respectively, is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.
     “Merger” shall have the meaning set forth in the recitals to this Agreement.
     “Merger Consideration” shall have the meaning set forth in Section 3.1(c).
     “MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “New Common Unit Issuance” shall mean the issuance of Partners Common Units as part of the Merger Consideration pursuant to this Agreement.
     “New Common Units” shall have the meaning set forth in Section 3.1(c).
     “Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(b).
     “NYSE” shall mean the New York Stock Exchange.
     “Other Parties” means, with respect to the Duncan Parties, the Partners Parties, and with respect to the Partners Parties, the Duncan Parties.

     “Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Partners Audit Committee” shall mean the Audit, Conflicts and Governance Committee of the Partners GP Board.
     “Partners Certificate of Limited Partnership” means the certificate of limited partnership of Partners as filed with the Secretary of State of the State of Delaware on April 9, 1998.
     “Partners Common Units” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to “Common Units” in the Partners Partnership Agreement.
     “Partners Disclosure Schedule” shall mean the Disclosure Schedule delivered by Partners pursuant to Section 5.1.
     “Partners General Partner Interest” shall mean the “General Partner Interest” as defined in the Partners Partnership Agreement.
     “Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.
     “Partners GP Board” shall mean the Board of Directors of Partners GP.
     “Partners GP Certificate of Formation” means the certificate of formation of Partners GP as filed with the Secretary of State of the State of Delaware on April 9, 1998.
     “Partners GP LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Partners GP, dated as of November 22, 2010, as amended by the First Amendment dated November 23, 2010, and as may be further amended from time to time.
     “Partners Merger Transactions” shall have the meaning set forth in Section 5.2(d)(ii).
     “Partners Parties” means Partners GP, Partners and MergerCo.
     “Partners Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Partners, dated as of November 22, 2010, and as may be further amended from time to time.
     “Partners UAR” has the meaning set forth in Section 3.5.
     “Partners Unaffiliated Unitholders” means the holders of Partners Common Units other than Partners GP and its Affiliates, officers and directors.
     “Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust,

unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.
     “Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.2(f).
     “Receiving Party” shall have the meaning set forth in Section 6.6(a).
     “Registration Statement” shall have the meaning set forth in Section 5.2(f).
     “Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
     “Rights” shall mean, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this sentence.
     “Rights of Way” shall have the meaning set forth in Section 5.2(n).
     “Rule 145 Affiliate” shall have the meaning set forth in Section 6.7(a).
     “SEC” shall mean the Securities and Exchange Commission.
     “SEC Documents” shall have the meaning set forth in Section 5.2(g).
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Subsidiary” shall have the meaning ascribed to such term in Rule 1- 02 of Regulation S-X under the Securities Act, except, in the case of Partners and Partners GP, Duncan GP and its Subsidiaries (including, for the sake of clarity, Duncan) shall not be deemed to be Subsidiaries of Partners or Partners GP (unless otherwise specifically provided in this Agreement).
     “Superior Proposal” means any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the Duncan Audit Committee determines, in its good faith judgment and after consulting with its or Duncan’s financial advisors and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Duncan Common Units, from a financial point of view than the Merger (taking into account the transactions contemplated by this

Agreement and any revised proposal by the Partners Audit Committee on behalf of Partners to amend the terms of this Agreement).
     “Surviving Entity” shall have the meaning set forth in Section 2.1(a).
     “Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.
     “Tax Returns” shall have the meaning set forth in Section 5.2(l)(i).
     “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.
     “Tax Law” means any Law relating to Taxes.
     “Termination Date” shall have the meaning set forth in Section 8.1(b).
     “Voting Agreement” means the Voting Agreement dated as of the date hereof by and among Duncan, Partners and Enterprise GTM.
     Section 1.2 Interpretation. A reference to an Article, Section, Exhibit or Schedule means an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person and its successors and permitted assigns.

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER
     Section 2.1 The Merger.
     (a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into Duncan, the separate existence of MergerCo shall cease and Duncan shall survive and continue to exist as a Delaware limited partnership (Duncan, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that immediately following the Merger, Duncan GP will continue to be the sole general partner of Duncan and Partners or its Subsidiaries will be the sole limited partners of Duncan.
     (b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.
     (c) Duncan Certificate of Limited Partnership and Duncan Agreement of Limited Partnership. At the Effective Time, the Duncan Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. Pursuant to Section 14.6 of the Duncan Existing Partnership Agreement, at the Effective Time, the Duncan Existing Partnership Agreement shall be amended and restated as set forth in Annex B-1, which Duncan Amended and Restated Partnership Agreement shall be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with Section 6.15 or otherwise in accordance with the terms thereof and applicable Law.
     Section 2.2 Closing. Subject to (i) the satisfaction or waiver of the conditions set forth in Article VII and (ii) this Agreement not having theretofore terminated pursuant to its terms, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a)the Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (b)such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 at 10:00 a.m. Houston time on the Closing Date.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
     Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time (except as noted below in clause (b)), by virtue of the Merger and without any action on the part of Partners, Duncan or any holder of Duncan Common Units:
     (a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be cancelled and no consideration received therefor.
     (b) The general partner interest in Duncan issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Surviving Entity in the form as set forth in the Duncan Amended and Restated Partnership Agreement, and Duncan GP, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the Duncan Amended and Restated Partnership Agreement. Partners agrees that at the Effective Time, Partners shall be automatically bound by the Duncan Amended and Restated Partnership Agreement, and Partners shall be (and DEP GP hereby agrees that Partners is automatically) admitted to Duncan as the sole limited partner of Duncan with a limited partner interest which constitutes the percentage interest set forth in the Duncan Amended and Restated Partnership Agreement. At the Effective Time, the books and records of Duncan shall be revised to reflect the admission of Partners as the sole limited partner of Duncan and all other limited partners of Duncan simultaneously ceasing to be limited partners of Duncan pursuant to the terms of this Agreement, and Duncan shall continue without dissolution.
     (c) Each Duncan Common Unit issued and outstanding immediately prior to the Effective Time (other than any Duncan Common Units held by Duncan or its Subsidiaries, which shall be cancelled as of the Effective Time) shall be converted into the right to receive 1.010 Partners Common Units (such ratio, the “Exchange Ratio,” and such amount of Partners Common Units, the “Merger Consideration”) which Partners Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Partners Common Units described in this clause (c) shall be referred to herein as the “New Common Units”).
     (d) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Duncan Common Units owned by Duncan or its Subsidiaries (if any) shall automatically be cancelled and no consideration received therefor.
     Section 3.2 Exchange of Merger Consideration by Enterprise GTM. Effective immediately after the Effective Time, Duncan, Duncan GP and Partners agree the Merger Consideration which Enterprise GTM is entitled to receive shall be exchanged pursuant to and in accordance with the Exchange and Contribution Agreement.

     Section 3.3 Rights As Unitholders; Unit Transfers. All Duncan Common Units (other than those held by Duncan or its Subsidiaries, which shall be cancelled as of the Effective Time in accordance with Section 3.1(c)), when converted as a result of and pursuant to the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Duncan Common Units (a “Certificate”) and each holder of non-certificated Duncan Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of Duncan and cease to have any rights with respect thereto, except the right (other than for Enterprise GTM after giving effect to the exchange of rights to Merger Consideration as set forth in Section 3.2) to receive (a) the Merger Consideration, and the right to be admitted as an Additional Limited Partner in connection therewith, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.4(e) and (c) any distributions in accordance with Section 3.4(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.4. In addition, to the extent applicable, holders of Duncan Common Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Duncan Common Units with a record date occurring prior to the Effective Time that may have been declared or made by Duncan with respect to such Duncan Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. At the Effective Time, the unit transfer books of Duncan shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of Duncan with respect to Duncan Common Units.
     Section 3.4 Exchange of Certificates.
     (a) Exchange Agent. Promptly after the Effective Time, Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Duncan Common Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2 and Section 3.4(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.4(e), in each case without interest. Any cash and New Common Units deposited with the Exchange Agent (including as payment for any fractional New Common Units in accordance with Section 3.4(e) and any distributions with respect to such fractional New Common Units in accordance with Section 3.4(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Duncan Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.4(c) and 3.4(e), the Exchange Fund shall not be used for any other purpose.
     (b) Exchange Procedures. Promptly after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of Duncan Common Units as of the Effective Time (i) a letter of transmittal (which shall specify that in respect of certificated Duncan Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by Partners and Duncan prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Duncan Common Units represented by such

Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held Duncan Common Units immediately prior to the Effective Time shall be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all Duncan Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.4(e) and distributions pursuant to Section 3.4(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Duncan Common Units that is not registered in the transfer records of Duncan, the Merger Consideration payable in respect of such Duncan Common Units may be paid to a transferee, if the Certificate representing such Duncan Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Duncan Common Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Duncan Common Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.4, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of Duncan Common Units and any cash or distributions to which such holder is entitled pursuant to Section 3.2.
     (c) Distributions with Respect to Unexchanged Duncan Common Units. No distributions declared or made with respect to Partners Common Units with a record date after the Effective Time shall be paid to the holder of any Duncan Common Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.4. Subject to applicable Law, following compliance with the requirements of Section 3.4(b), there shall be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.4(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to New Common Units and payable with respect to such New Common Units, and (ii)at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Units.

     (d) Further Rights in Duncan Common Units. The Merger Consideration issued upon conversion of a Duncan Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.2, Section 3.4(c) or Section 3.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Duncan Common Unit.
     (e) Fractional New Common Units. No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same shall be issued upon the surrender of Duncan Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.4(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of Duncan Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all Duncan Common Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. To the extent applicable, each holder of Duncan Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional New Common Units in the Merger as a sale of a portion of the holder’s Duncan Common Units to Partners consistent with Treasury Regulation Section 1.708-1(c)(4).
     (f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New Common Units or cash that remains undistributed to the holders of Duncan Common Units after 180 days following the Effective Time shall be delivered to Partners upon demand by Partners and, from and after such delivery, any former holders of Duncan Common Units who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such Duncan Common Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.4(e) and any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.4(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Duncan Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.
     (g) No Liability. To the fullest extent permitted by Law, none of Duncan GP, Partners, Duncan, or the Surviving Entity shall be liable to any holder of Duncan Common Units for any Partners Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.
     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of Duncan Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.3.
     (i) Withholding. Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Duncan Common Units such amounts as Partners, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Partners, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Duncan Common Units prior to withholding any amounts pursuant to this Section 3.4(i). To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Duncan Common Units in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.
     (j) Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of Partners. All New Common Units to be issued in the Merger shall be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of Duncan Common Units in accordance with this Section 3.4 and the compliance by such holders with the requirements of Section 10.4 of the Partners Partnership Agreement, which requirements may be satisfied by each holder of Duncan Common Units by the execution and delivery by such holder of a completed and executed letter of transmittal, Partners GP shall be deemed to have automatically consented to the admission of such holder as a limited partner of Partners in respect of its New Common Units and shall reflect such admission on the books and records of Partners.
     (k) Investment of the Exchange Fund. Partners shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by Partners on a daily basis; provided that any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Duncan Unitholders pursuant to the other provisions of this Section 3.4. Any interest and other income resulting from such investments shall be paid promptly to Partners.
     Section 3.5 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, unit distributions, combinations or exchange of units with respect to, or Rights in respect of, Duncan Common Units or Partners Common Units (in each case, as permitted pursuant to Section 4.3), the number of New Common Units to be issued in the Merger and the Average Closing Price of Partners Common Units will be correspondingly adjusted to provide to the holders of Duncan Common Units the same economic effect as contemplated by this Agreement prior to such event.

     Section 3.6 Treatment of Duncan Equity-Based Awards; Duncan Unit Purchase Plan.
     (a) As of the date of this Agreement, there are no outstanding unvested restricted Duncan Common Units, and there are no outstanding unit appreciation rights or options or other awards issued under the Duncan Unit Plan.
     (b) With respect to the Duncan Unit Purchase Plan, the amount of money credited to the account of each participant under such plan, after reduction for any required withholding, and held (immediately prior to the Effective Time) for the purchase of Duncan Common Units (including, but not limited to, each participant’s accumulated payroll deductions for the DUPP Purchase Period during which the Effective Time occurs plus the applicable Employee Discount Amount, as defined in and determined under the Duncan Unit Purchase Plan, with respect thereto) shall be used to purchase Duncan Common Units immediately prior to the Effective Time in accordance with the terms of the Duncan Unit Purchase Plan. At the Effective Time, automatically and without any action on the part of any participant in the Duncan Unit Purchase Plan, each whole Duncan Common Unit then credited to the account of each participant, whether purchased under the Duncan Unit Purchase Plan for a DUPP Purchase Period ended prior to the Effective Time or purchased in accordance with this Section 3.6(b) or otherwise, shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.1(c). Any fractional Duncan Common Unit credited to the account of a participant and not converted to the right to receive Merger Consideration in accordance with the foregoing shall be converted into the right to receive cash in accordance with the applicable provisions of the Duncan Unit Purchase Plan and Section 3.4(b). The conversion of the Duncan Common Units pursuant to this Section 3.6(b) shall be in full satisfaction of the obligations of Duncan under the Duncan Unit Purchase Plan with respect to the DUPP Purchase Period in which the Effective Time falls and with respect to all prior DUPP Purchase Periods. Duncan shall cause the Duncan Unit Purchase Plan to be suspended as of the Effective Time, and no further purchase rights shall be granted or exercised under the Duncan Unit Purchase Plan unless and until such suspension is lifted in accordance with the terms of such Plan and Section 3.6(c).
     (c) As soon as practicable following the suspension of the Duncan Unit Purchase Plan in accordance with Section 3.6(b), if permitted under the NYSE corporate governance rules with respect to shareholder approval of equity compensation plans and amendments thereto and any other applicable Law without seeking approval of the holders of the Partners Common Units or the Duncan Common Units or the imposition of any other condition (other than compliance with applicable Securities Act requirements), (i) the Duncan Unit Purchase Plan shall be continued by EPCO and all Duncan obligations assumed by Partners and such plan shall continue in effect, subject to amendment, termination and/or suspension in accordance with its terms, notwithstanding the occurrence of the Merger, (ii) from and after the Effective Time all references to Duncan Common Units in the Duncan Unit Purchase Plan shall be substituted with references to Partners Common Units, (iii) the number of Partners Common Units that will be available for delivery under the Duncan Unit Purchase Plan from and after the Effective Time shall equal the number of Duncan Common Units that were available for delivery under the Duncan Unit Purchase Plan immediately prior to the Effective Time (but after effecting the purchases described in Section 3.6(b) multiplied by the Exchange Ratio (rounded down to the nearest whole number of Partners Common Units), and (iv) no participant in the Duncan Unit

Purchase Plan shall have any right to acquire Duncan Common Units under such plan from and after the Effective Time.
     (d) If the continuation of the Duncan Unit Purchase Plan in accordance with the provisions of Section 3.6(c) is not permitted, Duncan shall cause the Duncan Unit Purchase Plan to terminate as of the Effective Time, and no further purchase rights shall be granted or exercised under the Duncan Unit Purchase Plan at or after the Effective Time.
ARTICLE IV
ACTIONS PENDING MERGER
     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (a) without the prior written consent of the Partners GP Board (which consent shall not be unreasonably withheld, delayed or conditioned), Duncan and Duncan GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Duncan GP Board and the Duncan Audit Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Partners and Partners GP will not, and will cause each of its Subsidiaries not to:
     Section 4.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect.
     Section 4.2 Equity. (a) In the case of Duncan and its Subsidiaries, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee Rights, in each case other than issuances and sales of Duncan Common Units after the date of this Agreement under the Duncan Unit Purchase Plan in accordance with Section 3.6(b) or under the Duncan Dividend Reinvestment Plan; and (b) in the case of Partners, take any action described in clause (i), (ii) or (iii) above, which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.
     Section 4.3 Equity Changes. Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or in the case of Duncan and its Subsidiaries, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

     Section 4.4 Acquisitions and Dispositions. (a) In the case of Duncan and its Subsidiaries, (i) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than in the ordinary course of business, including distributions permitted under Section 4.5, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity; and (b) in the case of Partners, merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect.
     Section 4.5 Distributions. Make or declare dividends or distributions to the holders of Duncan Common Units or Partners Common Units, as applicable, that are special or extraordinary distributions or that are in a cash amount in excess of the most recently declared distributions, other than regular quarterly cash distributions or increases made pursuant to applicable Duncan GP Board or Partners GP Board approvals in accordance with past practices.
     Section 4.6 Amendments. (a) In the case of Duncan GP and Duncan, amend the Duncan Existing Partnership Agreement other than in accordance with this Agreement; and (b) in the case of Partners, amend the Partners Partnership Agreement other than in accordance with this Agreement.
     Section 4.7 Material Contracts. (a) In the case of Duncan and its Subsidiaries, enter into any Duncan Material Contract or modify, amend, terminate or assign, or waive or assign any rights under any Duncan Material Contract in any material respect in a manner which is adverse to Partners and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Termination Date (or any extension thereof); and (b) in the case of Partners and its Subsidiaries, enter into any Partners Material Contract, or modify, amend, terminate or assign, or waive or assign any rights under any Partners Material Contract, in a manner that would reasonably be expected to result in a Material Adverse Effect on Partners or on Duncan.
     Section 4.8 Litigation. (a) In the case of Duncan and its Subsidiaries, waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, that is material to it; (b) in the case of Partners and its Subsidiaries, waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, that would reasonably be expected to result in a Material Adverse Effect on Partners or on Duncan.
     Section 4.9 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or U.S. generally accepted accounting principles.
     Section 4.10 Insurance. Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

     Section 4.11 Taxes.
     (a) Change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;
     (b) Settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or
     (c) Change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.
     Section 4.12 Employee Benefit Plans. In the case of Duncan and its Subsidiaries, (a) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (b) grant any severance or termination pay to any officer or director of Duncan or any of its Subsidiaries or (c) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of Duncan or any of its Subsidiaries or any of their beneficiaries.
     Section 4.13 Debt, Capital Expenditures and the Like. (a) In the case of Duncan and its Subsidiaries, other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, (ii) enter into any material lease (whether operating or capital), (iii) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease, or (iv) make or commit to make any material capital expenditures unrelated to Duncan’s joint investments with Partners other than such capital expenditures as are (A) contemplated in the 2011 capital budget as disclosed in the Duncan SEC Documents or (B) required on an emergency basis or for the safety of persons or the environment; and (b) in the case of Partners, take any action described in clauses (i), (ii), (iii) or (iv) above which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.
     Section 4.14 No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.
     Section 4.15 Adverse Actions. Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.
     Section 4.16 Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.15.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Section 5.1 Disclosure Schedule. On or prior to the date hereof, Partners has delivered to Duncan and Duncan has delivered to Partners a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
     Section 5.2 Representations and Warranties. Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its SEC Documents filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Duncan hereby represents and warrants with respect to Duncan and Duncan GP (and to the extent necessary with respect to any representations by Duncan herein, Duncan GP also represents and warrants to Partners), and Partners and MergerCo hereby represent and warrant with respect to themselves and Partners GP (and to the extent necessary with respect to any representations by Partners and MergerCo herein, Partners GP also represents and warrants to Duncan), to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:
     (a) Organization, General Authority and Standing. Such party is a limited partnership or limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Such party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on either Partners or Duncan.
     (b) Capitalization.
     (i) In the case of Duncan, as of the date hereof, there are 57,770,528 Duncan Common Units issued and outstanding, and all such Duncan Common Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Duncan Existing Partnership Agreement and are fully paid (to the extent required under the Duncan Existing Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, Duncan GP is the sole general partner of Duncan owning a 0.7% general partner interest in Duncan, and such general partner interest was duly authorized and validly issued in accordance with the Duncan Existing Partnership Agreement.
     (ii) In the case of Partners, as of the date hereof, there are 845,386,852 Partners Common Units and 4,520,431 Class B Units issued and outstanding, and all of such Partners Common Units and Class B Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Partnership Agreement and are fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17- 303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Partners GP is the sole general partner of Partners owning a non-economic Partners General Partner Interest, and such Partners General Partner Interest was duly authorized and validly issued in accordance with the Partners Partnership Agreement. The New Common Units to be issued in accordance with this Agreement will be duly authorized and validly issued in accordance with the Partners Partnership Agreement and will be fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).
     (iii) As of the date hereof, except as set forth above in this Section 5.2(b) and in Schedule 5.2(b) of a party’s Disclosure Schedule, (A) there are no partnership interests or other equity securities of such party or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of such person (or the general partner of such person) or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.
     (iv) The number of Partners Common Units that are issuable by Partners upon exercise of any employee or director options or other rights of any employee, director or other Person to purchase Partners Common Units as of the date hereof are set forth in Schedule 5.2(b) of Partners Disclosure Schedule.
     (c) Equity Interests in other Entities.
     (i) In the case of the representations and warranties of Duncan, other than ownership of its Subsidiaries, Duncan does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Except as set forth in its SEC Documents, Duncan owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.
     (d) Power, Authority and Approvals of Transactions; Duncan GP Special Approval and Board Recommendations.
     (i) Such party has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to Duncan Unitholder Approval in the case of Duncan, to consummate the transactions contemplated hereby. Subject to Duncan Unitholder Approval in the case of Duncan, this Agreement and the transactions contemplated hereby have been authorized by all necessary (limited partnership or limited liability company, as applicable) action by such party. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement of such party (assuming the due execution and delivery of this Agreement by, or with respect to, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
     (ii) The Partners GP Board of Directors has determined that this Agreement and the transactions contemplated hereby, including the Merger and the New Common Unit Issuance (collectively, the “Partners Merger Transactions”) are fair and reasonable to, and in the best interests of, Partners, and has approved this Agreement and the Partners Merger Transactions.
     (iii) The Duncan GP Board has delegated to the Duncan Audit Committee the power and authority to consider, analyze, review, evaluate, negotiate, accept or reject the terms and conditions of this Agreement and the transactions contemplated hereby including the Duncan Merger Transactions (as defined below). The Duncan Audit Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger (the “Duncan Merger Transactions”), are fair and reasonable to, advisable to and in the best interests of Duncan and the Duncan Unaffiliated Unitholders, and such action by the Duncan Audit Committee constituted Special Approval (as defined in the Duncan Existing Partnership Agreement) of this Agreement and the Duncan Merger Transactions. Based upon such recommendation and approval of the Duncan Audit Committee, the Duncan GP Board has approved and declared the advisability of entering into this Agreement and the Duncan Merger Transactions, has directed that this Agreement be submitted to the Duncan Unitholders for approval at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Duncan Meeting”) and the Duncan GP Board has recommended that the holders of Duncan Common Units approve this Agreement and the Merger.

     (iv) The Duncan GP Board and the Board of Directors of EPCO have authorized the suspension, continuation and the alternative continuation of the Duncan Unit Purchase Plan in accordance with Sections 3.6(b), 3.6(c) and 3.6(d), as applicable, subject to the authority of the Committee (as defined in the Duncan Unit Purchase Plan) appointed to administer such plan to effectuate such termination or continuation, as applicable.
     (e) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(f) and Article VII are duly obtained and assuming the consents, waivers and approvals specified in Section 6.11(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such party do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerators which, either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on such party, (ii) constitute a breach or violation of, or a default under, in the case of Duncan, the Duncan Existing Partnership Agreement, the Duncan Certificate of Limited Partnership, the Duncan GP Existing LLC Agreement or the Duncan GP Certificate of Formation, and in the case of Partners, the Partners Partnership Agreement, the Partners Certificate of Limited Partnership, the Partners GP LLC Agreement or the Partners GP Certificate of Formation, (iii) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any material Lien on any of its assets or its Subsidiaries’ assets, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.
     (f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by such party of this Agreement and (ii) the consummation by such party of the transactions contemplated by this Agreement, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Duncan Unitholders at the Duncan Meeting and a registration statement on Form S-4 with respect to the issuance of the New Common Units in the Merger (such registration statement on Form S-4, and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in the Registration Statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Partners Common Units pursuant to this Agreement and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such party.
     (g) Financial Reports and SEC Documents. With respect to the Duncan Parties, Duncan’s, and with respect to the Partners Parties, Partners’, Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2010 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, “SEC Documents”), with the SEC as of their respective dates (i)complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The historical financial statements of Duncan and its consolidated subsidiaries, with respect to the Duncan Parties, and of Partners and its consolidated subsidiaries, with respect to the Partners Parties, contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
     (h) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto), included in such party’s Annual Report on Form 10-K for the year ended December 31, 2010, or in the financial statements (or notes thereto) included in subsequent SEC Documents filed by such party prior to the date hereof, neither such party nor any of its consolidated subsidiaries had at December 31, 2010 or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of such party included in the SEC Documents filed prior to the date hereof, or reflected in the notes thereto, or (B) were incurred since December 31, 2010 in the ordinary course of business and consistent with past practices or (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on such party and its consolidated subsidiaries taken as a whole or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary herein, Partners makes no representation or warranty with respect to any liability or obligation of Duncan or any of its Subsidiaries.
     (i) Compliance with Law. Such party and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party. Since December 31, 2010, neither such party nor any of its Subsidiaries has received any written notice or, to such party’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party.
     (j) Material Contracts.
     (i) Except for this Agreement, as of the date hereof, neither such party nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type referred to in the previous sentence are referred to herein as “Duncan Material Contracts” or “Partners Material Contracts,” as applicable.
     (ii) (A) In the case of Duncan, (1) each Duncan Material Contract is valid and binding and in full force and effect, (2) Duncan and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Duncan Material Contract, (3) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Duncan or any of its Subsidiaries under any such Duncan Material Contract and (4) to the Knowledge of Duncan, no other party to such Duncan Material Contract is in default in any respect thereunder; and (B) in the case of Partners, (1) each Partners Material Contract is valid and binding and in full force and effect, (2) Partners and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Partners Material Contract, (3) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Partners or any of its Subsidiaries under any such Partners Material Contract and (4) to the Knowledge of Partners, no other party to such Partners Material Contract is in default in any respect thereunder.
     (k) No Brokers. No action has been taken by such party that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Duncan, fees to be paid to Morgan Stanley & Co. Incorporated, and, in the case of Partners, fees to be paid to Barclays Capital Inc., in each case pursuant to letter agreements, the existence of which have been heretofore disclosed to the other party and which fees have been disclosed to the other party.
     (l) Tax Matters.
     (i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to such party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;
     (ii) all Tax Returns filed by such party are complete and accurate in all material respects;
     (iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such party or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have been established, in accordance with generally accepted accounting principles, for the payment of such Taxes;
     (iv) no material (A)audit or examination or (B)refund litigation with respect to any Tax Return of such party is pending. As of the date hereof, neither such party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement;
     (v) such party and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code; and
     (vi) such party is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation.
     (m) Employee Benefits Matters. Duncan has no Compensation and Benefit Plans, other than the Duncan Unit Plan, the Duncan Unit Purchase Plan and the Duncan Distribution Reinvestment Plan.
     (n) Title to Properties; Rights of Way.
     (i) Such party and its Subsidiaries have good and indefeasible title to all real and personal property which are material to the business of such party and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except such as (A) do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the such party, and (B) could not reasonably be expected to have a Material Adverse Effect on such party and its Subsidiaries, taken as a whole.
     (ii) Such party and its Subsidiaries have such consents, easements, rights-of-way or licenses from any person (“Rights-of-Way”) as are necessary to conduct its business in the manner described in the party’s SEC Documents, except for such Rights-of-Way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect on such party and its Subsidiaries taken as a whole; such party and its Subsidiaries have fulfilled and performed all of their material obligations with respect to such Rights-of-Way and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that will not have a Material Adverse Effect on such party and its Subsidiaries taken as a whole; and none of such Rights-of-Way contains any restriction that is materially burdensome to the such party and its Subsidiaries, taken as a whole.

     (o) Operations of MergerCo. In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.
     (p) Duncan Fairness Opinion. Morgan Stanley & Co. Incorporated has delivered to the Duncan Audit Committee its written opinion to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair, from a financial point of view, to the Duncan Unaffiliated Unitholders.
     (q) Partners Fairness Opinion. Barclays Capital Inc. has delivered to the Partners GP Board its opinion dated as of the date of the meeting at which the Partners GP Board approved this Agreement to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations and other matters set forth therein, the Merger Consideration to be paid by Partners in the Merger is fair, from a financial point of view, to Partners.
     (r) No Material Adverse Effect. In the case of Partners, since December 31, 2010, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Partners. In the case of Duncan, since December 31, 2010, there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Duncan.
ARTICLE VI
COVENANTS
     Duncan hereby covenants to and agrees with Partners, and Partners hereby covenants to and agrees with Duncan, that:
     Section 6.1 Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including obtaining (and cooperating with the Other Parties to obtain) any third- party approval that is required to be obtained by Partners or Duncan or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the transactions contemplated hereby.

     Section 6.2 Duncan Unitholder Approval. Subject to the terms and conditions of this Agreement, Duncan shall take, in accordance with applicable Law, applicable stock exchange rules and the Duncan Existing Partnership Agreement, all action necessary to call, hold and convene the Duncan Meeting to consider and vote upon the approval of this Agreement and the Merger, and any other matters required to be approved by Duncan Unitholders for consummation of the Duncan Merger Transactions, promptly after the date hereof. Subject to Section 6.6(b), the Duncan Audit Committee and the Duncan GP Board shall recommend approval of the Agreement and the Merger to the holders of Duncan Common Units (the “Duncan Recommendation”), and Duncan shall take all reasonable lawful action to solicit such approval by the holders of Duncan Common Units. Notwithstanding anything to the contrary in this Agreement, if there occurs a Duncan Change in Recommendation in accordance with this Agreement, Duncan shall not be required to call, hold or convene the Duncan Meeting.
     Section 6.3 Registration Statement.
     (a) Each of Partners and Duncan agrees to cooperate in the preparation of the Registration Statement (including the Proxy Statement/ Prospectus constituting a part thereof and all related documents) to be filed by Partners with the SEC in connection with the issuance of the New Common Units in the Merger as contemplated by this Agreement. Provided Duncan has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Duncan and Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Partners and Duncan agrees to furnish to the other party all information concerning Partners, Partners GP and its Subsidiaries or Duncan, Duncan GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of Partners and Duncan and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.
     (b) Each of Duncan and Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of Duncan Common Units and at the time of the Duncan Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Duncan and Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.
     (c) Partners will advise Duncan, promptly after Partners receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of the New Common Units for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     (d) Duncan will use its commercially reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its unitholders as soon as practicable after the effective date of the Registration Statement.
     Section 6.4 Press Releases. Prior to a Duncan Change in Recommendation, if any, each of Duncan and Partners will not, without the prior approval of the Duncan GP Board in the case of Partners and the Partners GP Board in the case of Duncan, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.
     Section 6.5 Access; Information.
     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its Representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Partners or Duncan or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as the Other Parties may reasonably request. Neither Duncan nor Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the immediately preceding sentence apply.
     (b) Partners and Duncan, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this

Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
     Section 6.6 Acquisition Proposals; Change in Recommendation.
     (a) Neither Duncan GP nor Duncan shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Duncan or any of its Representatives from furnishing any information or data pertaining to Duncan, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the Duncan Audit Committee after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its duties under the Duncan Existing Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party (including any information pertaining to Duncan Subsidiaries in which Partners has an equity interest or transactions to which Partners is a party), Duncan receives from such Receiving Party an executed Confidentiality Agreement.
     (b) Except as otherwise provided in this Section 6.6(b), neither the Duncan Audit Committee nor the Duncan GP Board shall: (i) (A) withdraw, modify or qualify in any manner adverse to Partners the Duncan Recommendation or (B) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Duncan Change in Recommendation”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Duncan or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Duncan Unitholder Approval, the Duncan Audit Committee may make a Duncan Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Duncan Change in Recommendation would be inconsistent with its duties under the Duncan Existing Partnership Agreement and applicable Law; provided, however, that (1) the Duncan Audit Committee shall not be entitled to exercise its right to make a Duncan Change in Recommendation pursuant to this sentence unless Duncan and Duncan GP have: (w) complied in all material respects with this Section 6.6, (x) provided to Partners and the Partners Audit Committee three Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Partners that the Duncan GP Audit Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional three Business Day period) and (y) if applicable, provided to Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided) and (2) the Duncan Audit Committee shall not be entitled to make a Duncan Change in Recommendation in response to an Acquisition Proposal unless such Acquisition Proposal constitutes a Superior Proposal. Any Duncan Change in Recommendation shall not invalidate the approval of this Agreement or any other approval of the Duncan Audit Committee, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, Partners and Partners GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Duncan pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement.
     (c) In addition to the obligations of Duncan set forth in this Section 6.6, Duncan shall as promptly as practicable (and in any event within 24 hours after receipt) advise Partners orally and in writing of any Acquisition Proposal or any matter giving rise to a Duncan Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a Duncan Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Duncan shall keep Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Duncan Change in Recommendation.
     (d) Nothing contained in this Agreement shall prevent Duncan or the Duncan Audit Committee from taking and disclosing to the holders of Duncan Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners of Duncan) or from making any legally required disclosure to holders of Duncan Common Units. Any “stop-look-and-listen” communication by Duncan or the Duncan GP Board to the limited partners of Duncan pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Duncan) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Partners of, all or a portion of the Duncan Recommendation.
     Section 6.7 Affiliate Arrangements.
     (a) Not later than the 15th day after the mailing of the Proxy Statement/Prospectus, Duncan shall deliver to Partners a schedule listing each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Duncan Meeting, deemed to be an “affiliate” of Duncan (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.
     (b) Duncan shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

     Section 6.8 Takeover Laws. Neither Duncan nor Partners shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.
     Section 6.9 No Rights Triggered. Each of Duncan and Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Duncan, under the Duncan Existing Partnership Agreement, and, in the case of Partners, under the Partners Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.
     Section 6.10 New Common Units Listed. Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New Common Units.
     Section 6.11 Third-Party Approvals.
     (a) Partners and Duncan and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Partners and Duncan shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.
     (b) Each of Partners and Duncan agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of such other party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

     Section 6.12 Indemnification; Directors’ and Officers’ Insurance.
     (a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Duncan Existing Partnership Agreement, the Duncan GP Existing LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Duncan’s Subsidiaries, from and after the Effective Time, Partners GP, Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Duncan GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 10 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Partners and the Surviving Entity pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of Duncan GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Duncan GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Partners, Duncan GP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.
     (b) Without limiting the foregoing, Partners and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Duncan Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Duncan’s Subsidiaries) and indemnification agreements of Duncan or any of its Subsidiaries shall be assumed by the Surviving Entity and Partners in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.
     (c) For a period of six years from the Effective Time, the Duncan agreement of limited partnership shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Duncan Existing Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.
     (d) For a period of six years from the Effective Time, Partners shall, or shall cause EPCO to, maintain in effect the current directors’ and officers’ liability insurance policies covering the Indemnified Parties maintained by EPCO (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but neither Partners nor EPCO will be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and shall purchase as much coverage as is reasonably practicable for that amount if the coverage described in this Section 6.12(d) would cost in excess of that amount.
     (e) If Partners, Duncan GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners, Duncan GP or the Surviving Entity assume the obligations set forth in this Section 6.12.
     (f) Partners and Duncan GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.12.

     (g) This Section 6.12 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners, Duncan GP, the Surviving Entity and their respective successors and assigns.
     Section 6.13 Notification of Certain Matters. Each of Duncan and Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its condition (financial or otherwise) or business or (ii) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.
     Section 6.14 Rule 16b-3. Prior to the Effective Time, (i) Duncan shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Duncan equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Duncan to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters and (ii) Partners shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Partners equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Partners to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.
     Section 6.15 Duncan Amended and Restated Partnership Agreement; Exchange and Contribution Agreement; Duncan Second Amended and Restated Partnership Agreement.. Effective as of the Effective Time, Duncan GP and Partners shall execute and make effective the Duncan Amended and Restated Partnership Agreement in substantially the form attached hereto as Annex B-1. Effective immediately after the Effective Time, Duncan, Duncan GP and Partners agree (i) to make and cause to be made the exchange of Merger Consideration by Enterprise GTM pursuant to and in accordance with the Exchange and Contribution Agreement and (ii) to enter into the Duncan Third Amended and Restated Partnership Agreement in substantially the form attached hereto as Annex B-2.
     Section 6.16 Duncan GP Board Membership. The members of the Duncan GP Board immediately prior to the Effective Time shall continue to serve as members of the Duncan GP Board following the Effective Time unless otherwise determined or removed effective at or after such time by the sole member of Duncan GP in accordance with the Duncan GP Amended and Restated LLC Agreement.
     Section 6.17 Distributions. Each of Duncan GP and Partners GP shall consult with the Other Party regarding the declaration and payment of distributions in respect of the Duncan Common Units and the Partners Common Units and the record and payment dates relating thereto, so that no Duncan Unitholder shall receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to its applicable Duncan Common Units or any Partners Common Units any such Duncan Unitholder receives in exchange therefor pursuant to the Merger.
     Section 6.18 Duncan GP Amended and Restated Limited Liability Company Agreement. As of the Effective Time, the Duncan GP Existing LLC Agreement shall be amended and restated in substantially the form of the Duncan GP Amended and Restated LLC Agreement attached hereto as Annex A.
     Section 6.19 Duncan Unit Purchase Plan.
     (a) The Duncan Common Units credited to the accounts of participants under the Duncan Unit Purchase Plan as of the Effective Time shall be converted pursuant to Section 3.6(b) into the right to receive Merger Consideration. As soon as administratively feasible after the Effective Time, Partners shall use its commercially reasonable efforts to cause such Merger Consideration resulting from such conversion to be transferred to the custodian of the Duncan Unit Purchase Plan for crediting in the appropriate amount to the account of each participant in the Duncan Unit Purchase Plan entitled to Merger Consideration pursuant to Section 3.6(b). If the Duncan Unit Purchase Plan is continued pursuant to Section 3.6(c), it shall remain suspended unless and until such time as such suspension is lifted by EPCO in accordance with the provisions of such plan. If the Duncan Unit Purchase Plan is terminated in accordance with Section 3.6(d), no further purchase rights shall be granted or exercised under the Duncan Unit Purchase Plan at or after the Effective Time, and the procedures described in Section 8(b) of the Duncan Unit Purchase Plan, or such other procedures as shall be established in accordance with the provisions of the Duncan Unit Purchase Plan, shall be utilized in connection with the distribution of any cash and Partners Common Units in participants’ accounts in the Duncan Unit Purchase Plan to the participants in connection with the termination of such plan.
     (b) To the extent notice is required, Duncan shall cause notice of the suspension of the Duncan Unit Purchase Plan in accordance with Section 3.6(b), the continuation of the Duncan Unit Purchase Plan, as adjusted to apply to Partners Common Units, in accordance with Section 3.6(c), and/or the termination of the Duncan Unit Purchase Plan in accordance with Section 3.6(d)to be given in accordance with the terms of such plan.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:
     Section 7.1 Unitholder Vote. This Agreement and the Merger shall have been approved by (a) the affirmative vote or consent of holders (as of the record date for the Duncan Meeting) of a majority of the outstanding Duncan Common Units and (b) the affirmative vote or consent of holders (as of the record date for the Duncan Meeting) of a majority of the outstanding Duncan Common Units held by Duncan Unaffiliated Unitholders that actually voted for or against the proposal to approve the Merger and this Agreement (i.e., the votes cast by

Duncan Unaffiliated Unitholders in favor of the proposal exceed the votes cast by Duncan Unaffiliated Unitholders against the proposal) (collectively, “Duncan Unitholder Approval”).
     Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners or Duncan.
     Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Partners or Duncan with respect thereto; provided, however, that prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.
     Section 7.4 Representations, Warranties and Covenants of the Partners Parties. In the case of Duncan’s obligation to consummate the Merger:
     (a) each of the representations and warranties contained herein of Partners and Partners GP shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.
     (b) each and all of the agreements and covenants of Partners, Partners GP and MergerCo to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and
     (c) Duncan shall have received a certificate signed by the Chief Executive Officer of Partners GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).
     Section 7.5 Representations, Warranties and Covenants of the Duncan Parties. In the case of Partners’ obligation to consummate the Merger:
     (a) each of the representations and warranties contained herein of Duncan and Duncan GP shall be true and correct in all material respects as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in all material respects.

     (b) each and all of the agreements and covenants of Duncan and Duncan GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and
     (c) Partners shall have received a certificate signed by the Chief Executive Officer of Duncan GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).
     Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     Section 7.7 Opinion of Andrews Kurth LLP. In the case of Partners’ obligation to consummate the Merger, Partners shall have received an opinion from Andrews Kurth LLP, counsel to Partners, to the effect that:
     (a) the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Partners;
     (b) the Merger and the transactions contemplated by this Agreement will not cause Partners or any Operating Partnership (as defined in the Partners Partnership Agreement) to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;
     (c) at least 90% of the current gross income of Partners constitutes qualifying income within the meaning of Section 7704(d) of the Code;
     (d) the Registration Statement accurately sets forth the material federal income tax consequences to the Partners Unaffiliated Unitholders of the Merger and the transactions contemplated by this Agreement; and
     (e) no gain or loss should be recognized for U.S. federal income tax purposes by existing Partners Unaffiliated Unitholders as a result of the Merger (other than gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).
     In rendering such opinions, Andrews Kurth LLP may require and rely upon representations and covenants including those contained in certificates of officers of Partners GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Andrews Kurth LLP.
     Section 7.8 Opinion of Vinson & Elkins LLP. In the case of Duncan’s obligation to consummate the Merger, Duncan shall have received an opinion from Vinson & Elkins LLP, counsel to Duncan, to the effect that:
     (a) no gain or loss should be recognized for U.S. federal income tax purposes by the holders of Duncan Common Units to the extent Partners Common Units are received in exchange therefor as a result of the Merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) a sale of the New Common Units pursuant to Section 3.4(e)); and
     (b) the Registration Statement accurately sets forth the material federal income tax consequences to the holders of Duncan Common Units of the Merger and the transactions contemplated by this Agreement.
     In rendering such opinion, Vinson & Elkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of Duncan GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Vinson & Elkins LLP.
     Section 7.9 NYSE Listing. The New Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.
     Section 7.10 No Material Adverse Effect. In the case of Duncan’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Partners between the date of this Agreement and the Closing Date. In the case of Partners’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Duncan between the date of this Agreement and the Closing Date.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after Duncan Unitholder Approval:
     (a) By the mutual consent of Partners and Duncan in a written instrument.
     (b) By either Partners or Duncan upon written notice to the other, if:
     (c) the Merger has not been consummated on or before October 31, 2011 (the “Termination Date”);
     (i) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);
     (ii) Duncan (A) determines not to, or otherwise fails to, hold the Duncan Meeting in accordance with Section 6.2 or (B) does not obtain the Duncan Unitholder Approval at the Duncan Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Duncan where the failure to obtain the Duncan Unitholder Approval shall have been caused by the action or failure to act of Duncan and such action or failure to act constitutes a material breach by Duncan of this Agreement;
     (iii) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties (treating Partners and Partners GP as one party for the purposes of this Section 8.1 and treating Duncan and Duncan GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Partners or Partners GP) or Section 7.5 (in the case of a breach of representation or warranty by Duncan or Duncan GP); or
     (iv) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by Partners or Partners GP) or Section 7.5 (in the case of a breach of covenants or agreements by Duncan or Duncan GP).
     (d) By Partners, upon written notice to Duncan, in the event that a Duncan Change in Recommendation has occurred.
     (e) By Duncan, upon written notice to Partners, in the event that, at any time after the date of this Agreement and prior to obtaining the Duncan Unitholder Approval, Duncan receives an Acquisition Proposal and the Duncan Audit Committee shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Duncan Audit Committee shall have made a Duncan Change in Recommendation pursuant to Section 6.6(b) with respect to such Superior Proposal, Duncan has not knowingly and intentionally breached Section 6.6 of this Agreement, and the Duncan Audit Committee concurrently approves, and Duncan concurrently enters into, a definitive agreement with respect to such Superior Proposal.
     Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Fees and Expenses.
     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.
     (b) This Section 9.1 shall survive any termination of this Agreement.
     Section 9.2 Waiver; Amendment; Duncan Approvals and Consents.
     (a) Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement, except Section 7.1, may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, whether before or after the Duncan Unitholder Approval, by an agreement in writing between the parties hereto, provided, that after the Duncan Unitholder Approval, no amendment shall be made to the nature or amount of the Merger Consideration or that results in a material adverse effect on the Duncan Unaffiliated Unitholders without Duncan Unitholder Approval (the Duncan GP being hereby authorized to approve any other amendment on behalf of Duncan without any other approval of the Duncan Unitholders); and provided, further, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (i) and (ii) are approved by the Partners Audit Committee in the case of Partners, and by the Duncan GP Board and the Duncan Audit Committee in the case of Duncan.
     (b) Unless otherwise expressly set forth in this Agreement, whenever Duncan or Duncan GP approval or consent is required pursuant to this Agreement, such approval or consent shall require the approval or consent of each of the Duncan GP Board and the Duncan Audit Committee, and shall not require any approval of the Duncan Unitholders.
     Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without regard to the conflict of law principles thereof.

     Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).
     Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
     If to Partners, to:
Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, TX 77002
Attention: Chief Executive Officer
Fax: (713) 803-2662
     With copies to:
Andrews Kurth LLP
Attn: David C. Buck, Esq.
600 Travis, Suite 4200
Houston, Texas 77002
Fax: (713) 238-7126
     If to Duncan, to:
Duncan Energy Partners L.P.
1100 Louisiana, 10th Floor
Houston, TX 77002
Fax: (713) 381-6950
Attn: Chairman of the Audit, Conflicts and Governance Committee
     With copies to:
Baker & Hostetler LLP
Attn: Donald W. Brodsky, Esq.
1000 Louisiana, Suite 2000
Houston, Texas 77002
Fax: (713) 646-1335
and
Vinson & Elkins L.L.P.
Attn: Douglas E. McWilliams, Esq.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Fax: (713) 615-5725

     Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents referred to or listed herein) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.
     Section 9.10 Jurisdiction. The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.
     Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

     Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.4, 3.6, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.
[Remainder of this page is intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.
By:	Enterprise Products Holdings LLC, its general partner

By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

ENTERPRISE PRODUCTS HOLDINGS LLC
By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

EPD MERGERCO LLC
By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

DUNCAN ENERGY PARTNERS L.P.
By:	DEP Holdings, LLC, its general partner

By:	/s/ W. Randall Fowler
	Name:	W. Randall Fowler
	Title:	President and Chief Executive Officer

DEP HOLDINGS, LLC
By:	/s/ W. Randall Fowler
	Name:	W. Randall Fowler
	Title:	President and Chief Executive Officer

Signature Page to Merger Agreement

ANNEX A
FORM OF THIRD AMENDED AND RESTATED LLC AGREEMENT OF DUNCAN GP

Annex A
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DEP HOLDINGS, LLC
A Delaware Limited Liability Company
     This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of DEP Holdings, LLC, a Delaware limited liability company (the “Company”), dated effective                     , 2011, is entered into by Enterprise Products Operating LLC, a Delaware limited liability company, as the sole member (the “Member”) of the Company.
RECITALS
     A. The Company owns all of the general partner interest in, and is the sole general partner of, Duncan Energy Partners L.P., a Delaware limited partnership (“Duncan”).
     B. The Second Amended and Restated Limited Liability Company Agreement of DEP Holdings, LLC was executed effective May 3, 2007 by its sole member, Enterprise Products Operating L.P. and amended by the First Amendment to the Second Amended and Restated Limited Liability Company Agreement of DEP Holdings, LLC on November 6, 2008 (the “Existing Agreement”).
     C. The Member deems it advisable to amend and restate the Existing Agreement in its entirety as set forth herein.
     1. Name. The name of the Company is:
DEP Holdings, LLC
     2. Formation. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate of Formation”) on September 28, 2006 with the Secretary of State of the State of Delaware under and pursuant to the Delaware Limited Liability Company Act (the “Act”) .
     3. Purposes. The purposes of the Company are the transaction of any or all lawful business for which limited liability companies may be organized under the Act.
     4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
     (a) Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

     (b) Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any Person (as defined below) and to exercise all of the powers, duties, rights and responsibilities associated therewith;
     (c) Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
     (d) Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
     (e) Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
     (f) Enter into, perform and carry out contracts of any kind, including without limitation, contracts with any Person affiliated with the Member, deemed by the Member to be necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;
     (g) Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
     (h) Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other Persons in furtherance of the purposes of the Company; and
     (i) Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
As used in this Agreement, “Person” means a natural person, partnership (whether general or limited), limited liability company, governmental entity, trust, estate, association, corporation, venture, custodian, nominee or any other individual or entity in its own or any representative capacity.
     5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.
     6. Registered Agent and Registered Office. The address of the initial registered office and name of the initial registered agent of the Company in the State of Delaware, upon whom process against the Company may be served, is as contained in the Certificate of Formation filed with the Secretary of State of the State of Delaware. At any time, the Member may designate another registered agent and/or registered office.
     7. Member. The name and the address of the Member are as follows:
Name
Enterprise Products Operating LLC,
a Delaware limited liability company
Address
1100 Louisiana Street
Suite 1000
Houston, Texas 77002
     8. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
     9. Capital Contributions. The Member may make capital contributions to the Company, in cash, property or other assets as the Member in its sole discretion shall determine from time to time, but shall have no obligation to do so.
     10. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.
     11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable Law. “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.
     12. Management. The management of the Company shall be exclusively vested in a Board of Directors (the “Board” or “Board of Directors”) and, subject to the direction of the Board, the officers (the “Officers”), who shall collectively (Board and Officers) constitute “managers” of the Company within the meaning of the Act. The authority and functions of the Board on the one hand and of the Officers on the other shall be identical to the activity and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, the business and affairs of the Company shall be managed by the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.
     13. Board of Directors. The Board shall consist of one or more individuals (the ”Directors”) appointed by the Member, such number of Directors to be determined from time to time by the Member. Vacancies on the Board for whatever cause shall be filled by the Member. The Directors shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or until removed by the Member, in the Member’s discretion. The Board may act (a) by majority vote of Directors present at a meeting at which a quorum (consisting of a majority of Directors) is present or (b) by written consent of a majority of the Directors.
     14. Officers. The Board may, from time to time as it deems advisable, select natural persons, who shall be agents of the Company, and designate them as Officers of the Company and assign titles (including, without limitation, Chairman, President, Vice President, Secretary, Treasurer, Assistant Secretary and Assistant Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 14 may be revoked at any time by the Board. An Officer may be removed with or without cause by the Board.
     15. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     16. Indemnification.
     (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee (as defined below) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as (i) a present or former member of the Board of Directors or any committee thereof, (ii) a present or former Member, (iii) a present or former Officer, or (iv) a Person serving at the request of the Company in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (iii), provided, that the Person described in the immediately preceding clauses (i), (ii), (iii) or (iv) (“Indemnitee”) shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 16, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 16 shall be made only out of the assets of the Company.
     (b) To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 16(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 16.
     (c) The indemnification provided by this Section 16 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity.
     (d) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities or such person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 16, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute “fines” within the meaning of Section 16; and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.
     (f) In no event may an Indemnitee subject any Members of the Company to personal liability by reason of the indemnification provisions of this Agreement.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 16 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (h) The provisions of this Section 16 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (i) No amendment, modification or repeal of this Section 16 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 16 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
     (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 16 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
     17. Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered in a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     (b) Subject to its obligations and duties as set forth in Sections 12 and 13, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.
     (c) Any amendment, modification or repeal of this Section 17 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 17 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.
     18. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 18, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.
     19. Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 19, an additional member shall be admitted to the Company, subject to Section 20 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
     20. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.
     21. Dissolution.
     (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) at any time there are no members of the Company unless, within 90 days of the occurrence of the event that terminated the continued membership of the last remaining member of the Company (the “Termination Event”), the personal representative of the last remaining member agrees in writing to continue the Company and to the admission to the Company of such personal representative or its nominee or designee as a Member, effective as of the occurrence of the Termination Event, and such successor or its nominee or designee shall be admitted upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement; or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
     (b) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

     22. Severability of Provisions. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
     23. Entire Agreement; Interpretation Under the Act. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate of Formation, or (b) any mandatory, non-waivable provision of the Act, such provision of the Certificate of Formation or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.
     24. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
     25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
     26. Sole Benefit of Member. The provisions of this Agreement (including Section 8) are intended solely to benefit the Member and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.
Signature Page Follows.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date set forth above.

ENTERPRISE PRODUCTS OPERATING LLC
By:	Enterprise Products OLPGP, Inc., its sole manager

By:
Michael A. Creel
President and Chief Executive Officer

Third Amended and Restated Duncan GP LLC Agreement

ANNEX B-1
FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF DUNCAN

Annex B-1
SECOND AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF
DUNCAN ENERGY PARTNERS L.P.
     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Duncan Energy Partners L.P. (the “Partnership”), dated as of                     , 2011 and effective as of the Effective Time (as defined in the Merger Agreement) is entered into and executed by DEP Holdings, LLC, a Delaware limited liability company, as “General Partner,” and Enterprise Products Partners L.P., a Delaware limited partnership, as “Limited Partner.”
RECITALS
     WHEREAS, the Limited Partner, Enterprise Products Holdings LLC, EPD MergerCo LLC, a Delaware limited liability company and a wholly owned subsidiary of the Limited Partner (“MergerCo”), the Partnership and the General Partner entered into an Agreement and Plan of Merger, dated as of April 28, 2011 (the “Merger Agreement”), effecting, at the Effective Time, the merger of MergerCo with and into the Partnership, with the Partnership surviving the merger as a wholly owned subsidiary of the Limited Partner (the “Merger”) and the cancellation and conversion of each common unit representing limited partner interests in the Partnership into the right to receive 1.010 common units representing limited partner interests in the Limited Partner; and
     WHEREAS, this Agreement, effective as of the Effective Time, amends and restates the Existing Partnership Agreement (as defined herein) in its entirety, to reflect, among other things, the admission of the Limited Partner as the sole limited partner of the Partnership;
     NOW, THEREFORE, BE IT RESOLVED, in consideration of the covenants, conditions and agreements contained herein, the General Partner and the Limited Partner agree as follows:
ARTICLE I
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through ownership of voting securities.
     “Agreement” has the meaning set forth for such term in the first paragraph of this Agreement.

     “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.
     “Existing Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership dated February 5, 2007, as amended by Amendment No. 1 thereto dated December 27, 2007, Amendment No. 2 thereto dated November 6, 2008, the Third Amendment thereto dated December 8, 2008 and the Fourth Amendment thereto dated June 15, 2009.
     “General Partner” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Indemnitee” means (a) the General Partner, (b) any Person who is an Affiliate of the General Partner, (c) any Person who is serving at the request of the General Partner or any Affiliate of the General Partner as a member, partner, director, officer, fiduciary or trustee of the General Partner or any subsidiary or other Affiliate controlled by the Partnership, and (d) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
     “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of a governmental authority.
     “Limited Partner” has the meaning set forth for such term in the first paragraph of this Agreement.
“Partner” means the General Partner or the Limited Partner.
     “Partnership” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Percentage Interest ” means, with respect to any Partner, the percentage interest of such Partner in the Partnership as set forth in Section 2.7 of this Agreement.
ARTICLE II
ORGANIZATIONAL MATTERS
     2.1 Formation. The General Partner and the Limited Partner hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and

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obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.
     2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Duncan Energy Partners L.P.”
     2.3 Principal Office; Registered Office.
          (a) The principal office of the Partnership shall be at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 or such other place as the General Partner may from time to time designate.
          (b) Unless and until changed by the General Partner, the address of the Partnership’s registered office in the State of Delaware shall be the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership’s registered agent for service of process at such address shall be The Corporation Trust Company.
     2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership is made by the General Partner.
     2.5 Organizational Certificate. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act.
     2.6 Partnership Interests. Effective as of the Effective Time, DEP Holdings, LLC continues as the sole general partner of the Partnership, Enterprise Products Partners L.P. is automatically admitted to the Partnership as the sole limited partner of the Partnership and the Partners shall have Percentage Interests as set forth below:

General Partner	Percentage Interest

DEP Holdings, LLC	[0.7]% general partner interest

Limited Partner	Percentage Interest

Enterprise Products Partners L.P.	[99.3]% limited partner interest
ARTICLE III
PURPOSE
     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

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ARTICLE IV
CAPITAL ACCOUNT ALLOCATIONS
     4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.
     4.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.
     4.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.
ARTICLE V
MANAGEMENT AND OPERATIONS OF BUSINESS
     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS; TRANSFERS
     The Limited Partner shall have no liability under this Agreement except as provided for herein or in the Delaware Act. The Limited Partner may transfer (including, without limitation, by assignment or contribution) in whole or in part its limited partner interest in the Partnership. The transferee of any limited partner interest in the Partnership shall automatically be deemed admitted to the Partnership as a limited partner of the Partnership in respect of such transferred limited partner interest in the Partnership. Any such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the Limited Partner

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shall cease to be a limited partner of the Partnership in respect of such transferred limited partner interest.
ARTICLE VII
DISSOLUTION AND LIQUIDATION
     The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.
ARTICLE VIII
AMENDMENT OF PARTNERSHIP AGREEMENT
     The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification.
          (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, as a result of actions taken by such Indemnitee in its capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
          (b) To the fullest extent permitted by Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon

5

receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.
          (c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in the Indemnitee’s capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee,” and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
          (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
          (e) For purposes of this Section 9.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute “fines” within the meaning of Section 9.1(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of such Indemnittee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
          (f) In no event may an Indemnitee subject the Limited Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.
          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (h) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
          (i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 9.1(b)) from the Partnership, nor the obligations of the Partnership to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 9.1

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as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
          (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
     9.2 Liability of Indemnitees.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partner or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered in a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
          (b) Subject to its obligations and duties as General Partner set forth in Article V, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
          (c) To the extent that, at Law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at Law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
          (d) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partner, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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ARTICLE X
GENERAL PROVISIONS
     10.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).
     10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
     10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     10.6 Counterparts. This Agreement may be executed (by original or telecopied signature) in counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
     10.7 Existing Partnership Agreement. To the extent Section 13.3 of the Existing Partnership Agreement would limit the amendment of any provisions of the Existing Partnership Agreement, such provisions are incorporated by reference into this Agreement and shall remain in effect.
[Signature page follows]

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     IN WITNESS WHEREOF , this Agreement has been duly executed by the General Partner and the Limited Partner as of the date set forth above.

GENERAL PARTNER: DEP HOLDINGS, LLC
By:
	Name:	W. Randall Fowler
	Title:	President and Chief Executive Officer

LIMITED PARTNER: ENTERPRISE PRODUCTS PARTNERS L.P.
By:	Enterprise Products Holdings LLC, its general partner

By:
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

Second Amended and Restated Duncan Partnership Agreement

ANNEX B-2
FORM OF THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP OF DUNCAN

Annex B-2
THIRD AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP OF
DUNCAN ENERGY PARTNERS L.P.
     THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Duncan Energy Partners L.P. (the “ Partnership”), dated as of ____________, 2011 and effective immediately following the Effective Time (as defined in the Merger Agreement (as defined herein)) and concurrently with the Closing (as defined in the Exchange and Contribution Agreement (as defined herein)) (the “Restatement Time”) is entered into and executed by DEP Holdings, LLC, a Delaware limited liability company, as “General Partner,” and Enterprise GTM Holdings L.P., a Delaware limited partnership (“GTM”), and Enterprise Products OLPGP, Inc., a Delaware corporation (“OLPGP”) as the “Limited Partners” and each a “Limited Partner.”
RECITALS
     WHEREAS, Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), Enterprise Products Holdings LLC, EPD MergerCo LLC, a Delaware limited liability company and a wholly owned subsidiary of Enterprise (“MergerCo”), the Partnership and the General Partner entered into an Agreement and Plan of Merger, dated as of April [], 2011 (the “Merger Agreement”), effecting, at the Effective Time (as defined in the Merger Agreement), the merger of MergerCo with and into the Partnership, with the Partnership surviving the merger as a wholly owned subsidiary of Enterprise (the “Merger”) and the cancellation and conversion of each common unit representing limited partner interests in the Partnership into the right to receive 1.010 common units representing limited partner interests in Enterprise (the “Enterprise Common Units”);
     WHEREAS, Enterprise, OLPGP, Enterprise Products Operating LLC, Enterprise Products GTM, LLC, Enterprise GTMGP LLC and GTM entered into an Exchange and Contribution Agreement, dated the date hereof (the “Exchange and Contribution Agreement”), reflecting, among other things, effective at the Restatement Time, (i) the exchange by GTM of all of the Enterprise Common Units it is entitled to receive as a result of the Merger for a limited partner interest in the Partnership equal to the same limited partner interest in the Partnership owned by GTM immediately prior to the Effective Time, and (ii) the contribution in accordance with the Exchange and Contribution Agreement by Enterprise to the Limited Partners of the limited partner interest in the Partnership acquired by Enterprise in the Merger from the limited partners of the Partnership other than GTM, with the result that OLPGP and GTM become the sole limited partners of the Partnership; and
     WHEREAS, this Agreement, effective at the Restatement Time, amends and restates the Existing Partnership Agreement (as defined herein) in its entirety, to reflect, among other things, the admission of the Limited Partners as the sole limited partners of the Partnership;

     NOW, THEREFORE, BE IT RESOLVED, in consideration of the covenants, conditions and agreements contained herein, the General Partner and the Limited Partners agree as follows:
ARTICLE I
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through ownership of voting securities.
     “Agreement” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Allocation Regulations” means Treas. Reg. §§ 1.704-1(b), 1.704-2 and 1.703-3 (including any temporary regulations) as such regulations may be amended and in effect from time to time and any corresponding provision of succeeding regulations.
     “Carrying Value” means (a) with respect to property contributed to the Partnership, the fair market value of such property at the time of contribution reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Partners’ capital accounts, (b) with respect to any property whose value is adjusted pursuant to the Allocation Regulations, the adjusted value of such property reduced (but not below zero) by all depreciation and cost recovery deductions charged to the Partners’ capital accounts and (c) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.
     “Existing Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P. dated ________, 2011.
     “General Partner” has the meaning set forth for such term in the first paragraph of this Agreement.
     “GTM” has the meaning set forth for such term in the first paragraph of this Agreement.

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     “Indemnitee” means (a) the General Partner, (b) any Person who is an Affiliate of the General Partner, (c) any Person who is serving at the request of the General Partner or any Affiliate of the General Partner as a member, partner, director, officer, fiduciary or trustee of the General Partner or any subsidiary or other Affiliate controlled by the Partnership, and (d) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
     “Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretive or advisory opinion or letter of a governmental authority.
     “Limited Partner” or “Limited Partners” has the meaning set forth for such term in the first paragraph of this Agreement.
     “OLPGP” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Partner” means the General Partner or the Limited Partners.
     “Partnership” has the meaning set forth for such term in the first paragraph of this Agreement.
     “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Percentage Interest ” means, with respect to any Partner, the percentage interest of such Partner in the Partnership as set forth in Section 2.6 of this Agreement.
     “Required Interest” means one or more Limited Partners having among them more than 50% of the Percentage Interests of all Limited Partners in their capacities as such.
ARTICLE II
ORGANIZATIONAL MATTERS
     2.1 Formation. The General Partner and the Limited Partners hereby continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.
     2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Duncan Energy Partners L.P.”
     2.3 Principal Office; Registered Office.

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          (a) The principal office of the Partnership shall be at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 or such other place as the General Partner may from time to time designate.
          (b) Unless and until changed by the General Partner, the address of the Partnership’s registered office in the State of Delaware shall be the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership’s registered agent for service of process at such address shall be The Corporation Trust Company.
     2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership is made by the General Partner.
     2.5 Organizational Certificate. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act.
     2.6 Partnership Interests. Effective as of the Restatement Time, DEP Holdings, LLC continues as the sole general partner of the Partnership, GTM and OLPGP each continue as a limited partner of the Partnership and the Partners shall have Percentage Interests as set forth below:

General Partner	Percentage Interest

DEP Holdings, LLC	[0.7]% general partner interest

Limited Partners	Percentage Interest

Enterprise Products OLPGP, Inc. Enterprise GTM Holdings L.P.	[0.001]% limited partner interest [99.299]% limited partner interest
ARTICLE III
PURPOSE
     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.
ARTICLE IV
CAPITAL ACCOUNT ALLOCATIONS
     4.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

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     4.2 Allocations.
          (a) General. After giving effect to the special allocations set forth in Section 4.2(b), for purposes of maintaining the capital accounts and in determining the rights of the Partners among themselves, all items of income, gain, loss and deduction of the Partnership shall be allocated and charged to the Partners’ capital accounts in accordance with their respective Percentage Interests.
          (b) Special Allocations. Notwithstanding any other provisions of this Section 4.2, the following special allocations shall be made prior to making any allocations provided for in 4.2(a) above:
     (i) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2) for a taxable year (or if there was a net decrease in Minimum Gain for a prior taxable year and the Partnership did not have sufficient amounts of income and gain during prior years to allocate among the Partners under this subsection 4.2(b)(i), then items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treas. Reg. § 1.704-2(g)(2)). It is the intent of the Partners that any allocation pursuant to this subsection 4.2(b)(i) shall constitute a “minimum gain chargeback” under Treas. Reg. § 1.704-2(f) and shall be interpreted consistently therewith.
     (ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4, except subsection 4.2(b)(i), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as generally defined under Treas. Reg. § 1.704-1 or § 1.704-2), during any taxable year, any Partner who has a share of the Partner Nonrecourse Debt Minimum Gain shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined in the manner required by Treas. Reg. § 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Partner Nonrecourse Debt Minimum Gain.
     (iii) Priority Allocations. Items of Partnership gross income or gain for the taxable period shall be allocated to the Partners until the cumulative amount of such items allocated to each Partner pursuant to this Section 4.2(b)(iii) for the current and all previous taxable years equals the cumulative amount of distributions made to such Partner pursuant to Section 5.02(a) for the current and all previous taxable years.
     (iv) Qualified Income Offset. Except as provided in subsection 4.2(b)(i) and (ii) hereof, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. Sections 1.704-1(b)(2)(i)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-

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1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in its adjusted capital account created by such adjustments, allocations or distributions as quickly as possible.
     (v) Gross Income Allocations. In the event any Partner has a deficit balance in its adjusted capital account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this subsection 4.2(b)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its adjusted capital account after all other allocations provided in this Section 4.2 have been tentatively made as if subsection 4.2(b)(v) were not in the Agreement.
     (vi) Partnership Nonrecourse Deductions. Partnership Nonrecourse Deductions (as determined under Treas. Reg. Section 1.704-2(c)) for any fiscal year shall be allocated among the Partners in proportion to their Partnership Interests.
     (vii) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions (as defined under Treas. Reg. Section 1.704-2(i)(2)) shall be allocated pursuant to Treas. Reg. Section 1.704-2(i) to the Partner who bears the economic risk of loss with respect to the partner nonrecourse debt to which it is attributable.
     (viii) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to the Allocation Regulations.
     (ix) Curative Allocation. The special allocations set forth in subsections 4.2(b)(i), (ii) and (iv)-(vii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 4.2, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Partners such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Regulatory Allocations had not occurred.

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          (c) Tax Allocations. For federal income tax purposes, except as otherwise required by the Code, the Allocation Regulations or the following sentence, each item of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in the same manner as corresponding items are allocated in Sections 4.2(a) and (b). Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Partnership by a Partner shall be allocated so as to take into account the variation between the Partnership’s tax basis in such contributed property and its Carrying Value in the manner provided under Section 704(c) of the Code and Treas. Reg. § 1.704-3(d) (i.e. the “remedial method”).
     4.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.
ARTICLE V
MANAGEMENT AND OPERATIONS OF BUSINESS
     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partners shall not have any power to control or manage the Partnership.
ARTICLE VI
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     The Limited Partners shall have no liability under this Agreement except as provided for herein or in the Delaware Act.
ARTICLE VII
DISSOLUTION AND LIQUIDATION
     7.1 Dissolution. The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.
     7.2 Liquidation and Termination. On dissolution of the Partnership the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided,

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however, that if the Partnership dissolves on account of an event of the type described in Section 17-402(a)(4)-(12) of the Delaware Act with respect to the General Partner, the liquidator shall be one or more Persons selected in writing by a Required Interest. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided in this Agreement. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:
          (a) as promptly as practicable after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
          (b) the liquidator shall pay from Partnership funds all of the debts and liabilities of the Partnership or otherwise make adequate provision for them (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
          (c) all remaining assets of the Partnership shall be distributed to the Partners as follows:
     (i) the liquidator may sell any or all Partnership property, including to Partners, and any resulting gain or loss from each sale shall be computed and allocated to the capital accounts of the Partners;
     (ii) with respect to all Partnership property that has not been sold, the fair market value of that property shall be determined and the capital accounts of the Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the capital accounts previously would be allocated among the Partners if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
     (iii) Partnership property shall be distributed among the Partners in accordance with the positive capital account balances of the Partners, as determined after taking into account all capital account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (iii)); and those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation).
All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses, and liabilities previously incurred or for which the

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Partnership has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee under this Section 7.2. The distribution of cash and/or property to a Partner in accordance with the provisions of this Section 7.2 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of Section 17-502(b)(1) of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.
     7.3 Termination. On completion of the distribution of Partnership assets as provided in this Agreement, the Partnership is terminated, and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall cause the cancellation of the Certificate and any filings made as provided in Section 2.5 and shall take such other actions as may be necessary to terminate the Partnership.
ARTICLE VIII
AMENDMENT OF PARTNERSHIP AGREEMENT
     The General Partner may amend any provision of this Agreement without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.
ARTICLE IX
INDEMNIFICATION
9.1 Indemnification.
          (a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, as a result of actions taken by such Indemnitee in its capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 9.1 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

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          (b) To the fullest extent permitted by Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.1.
          (c) The indemnification provided by this Section 9.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in the Indemnitee’s capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee,” and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
          (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
          (e) For purposes of this Section 9.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable Law shall constitute “fines” within the meaning of Section 9.1(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of such Indemnittee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.
          (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (h) The provisions of this Section 9.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

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          (i) No amendment, modification or repeal of this Section 9.1 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to receive indemnification (including expense advancement as provided by Section 9.1(b)) from the Partnership, nor the obligations of the Partnership to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 9.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
          (j) THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 9.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
9.2 Liability of Indemnitees.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Person for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered in a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
          (b) Subject to its obligations and duties as General Partner set forth in Article V, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
          (c) To the extent that, at Law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at Law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.
          (d) Any amendment, modification or repeal of this Section 9.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 9.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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ARTICLE X
TAX MATTERS
     10.1 Tax Returns. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Partnership, including making the elections described in Section 10.2. Each Limited Partner shall furnish to the General Partner all pertinent information in its possession relating to Partnership operations that is necessary to enable the Partnership’s income tax returns to be prepared and filed.
     10.2 Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:
          (a) to adopt a fiscal year ending on December 31 of each year;
          (b) to adopt the accrual method of accounting and to keep the Partnership’s books and records on the income-tax method;
          (c) pursuant to section 754 of the Code, to adjust the basis of Partnership properties; and
          (d) any other election the General Partner may deem appropriate and in the best interests of the Partners.
Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.
     10.3 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each Limited Partner to become a “notice partner” within the meaning of section 6223 of the Code. The General Partner shall inform each Limited Partner of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice on or before the fifth Business Day after becoming aware of the matter and, within that time, shall forward to each Limited Partner copies of all significant written communications it may receive in that capacity.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partners shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).
     11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

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     11.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
     11.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
     11.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     11.6 Counterparts. This Agreement may be executed (by original or telecopied signature) in counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
[Signature page follows]

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     IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partners as of the date set forth above.

GENERAL PARTNER: DEP HOLDINGS, LLC
By:
	Name:	W. Randall Fowler
	Title:	President and Chief Executive Officer

LIMITED PARTNERS: ENTERPRISE PRODUCTS OLPGP, INC.
By:
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

ENTERPRISE GTM HOLDINGS L.P.
By:	Enterprise GTMGP, LLC, its general partner

By:
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

Acknowledged by:

ENTERPRISE PRODUCTS PARTNERS L.P.
By:	Enterprise Products Holdings LLC, its general partner

By:
	Name:	Michael A. Creel
	Title:	President and Chief Executive Officer

Third Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P.

ANNEX C
FORM OF EXCHANGE AND CONTRIBUTION AGREEMENT

Annex C
EXCHANGE AND CONTRIBUTION AGREEMENT
BY AND AMONG
ENTERPRISE PRODUCTS PARTNERS L.P.,
ENTERPRISE PRODUCTS OLPGP, INC.
ENTERPRISE PRODUCTS OPERATING LLC
ENTERPRISE PRODUCTS GTM, LLC
ENTERPRISE GTMGP LLC
AND
ENTERPRISE GTM HOLDINGS L.P.
DATED AS OF ________, 2011

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS; RECORDATION	2
1.1 Definitions	2

ARTICLE II THE EXCHANGE AND CONTRIBUTIONS	3
2.1 Exchange by EPD and GTM of the Exchanged Duncan LP Interest and GTM’s Right to Receive Merger Consideration	3
2.2 Conveyance and Contribution by EPD (including on behalf of OLPGP, EPO, Enterprise GTM and GTMGP as noted below) to GTM of the Contributed Duncan LP Interest	4
2.3 Amended and Restated Partnership Agreement of Duncan	4

ARTICLE III FURTHER ASSURANCES	4
3.1 Further Assurances	4
3.2 Other Assurances	5

ARTICLE IV MISCELLANEOUS	5
4.1 Order of Completion of Transactions	5
4.2 Headings; References; Interpretation	5
4.3 Successors and Assigns	5
4.4 No Third Party Rights	5
4.5 Counterparts	6
4.6 Governing Law	6
4.7 Assignment of Agreement	6
4.8 Amendment or Modification	6
4.9 Director and Officer Liability	6
4.10 Severability	6
4.11 Integration	6
Exhibits

Exhibit A —	Third Amended and Restated Agreement of Limited Partnership of Duncan Energy Partners L.P.

-i-

EXCHANGE AND CONTRIBUTION AGREEMENT
     THIS EXCHANGE AND CONTRIBUTION AGREEMENT (this “Agreement”) dated as of _________, 2011, is made and entered into by and among Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”), Enterprise Products Operating LLC, a Texas limited liability company (“EPO”), Enterprise Products OLPGP, Inc., a Delaware corporation (“OLPGP”), Enterprise Products GTM, LLC, a Delaware limited liability company (“Enterprise GTM”), Enterprise GTMGP, LLC, a Delaware limited liability company (“GTMGP”), and Enterprise GTM Holdings L.P., a Delaware limited partnership (“GTM”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Certain capitalized terms used are defined in Article I hereof.
RECITALS
     WHEREAS, GTM owns 33,783,587 common units (“Common Units”) representing limited partner interests of Duncan Energy Partners L.P., a Delaware limited partnership (“Duncan”), which 33,783,587 Common Units will be converted into the right to receive common units representing limited partner interests in EPD (“EPD Common Units”) as merger consideration (the “Merger Consideration”) pursuant to an Agreement and Plan of Merger, dated as of April __, 2011, by and among EPD, Enterprise Products Holdings LLC, EPD MergerCo LLC, Duncan and DEP Holdings, LLC (the “Merger Agreement”).
     WHEREAS, pursuant to the Merger Agreement, in connection with the merger contemplated thereby at the effective time of such merger (the “Merger”), EPD will initially acquire all of the limited partner interests of Duncan.
     WHEREAS, (i) EPD owns all of the outstanding stock of OLPGP and a 99.999% membership interest in EPO, (ii) OLPGP owns a 0.001% membership interest in EPO, (iii) EPO owns all of the membership interest in Enterprise GTM and a 99.0% limited partner interest in GTM, (iv) Enterprise GTM owns all of the membership interests in GTMGP, and (v) GTMGP owns a 1.0% general partner interest in GTM.
     WHEREAS, EPD and GTM desire (i) to exchange all of GTM’s right to receive the Merger Consideration under the Merger Agreement for the assignment by EPD of a limited partner interest in Duncan immediately following the Merger equal to the number of Common Units owned by GTM immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger divided by a denominator equal to the Exchange Ratio (as defined in the Merger Agreement) multiplied by the number of Common Units outstanding immediately prior to the effective time of the merger pursuant to the Merger Agreement (the “Exchanged Duncan LP Interest”); and (ii) for EPD to contribute or cause to be contributed to OLPGP and/or GTM a limited partner interest in Duncan equivalent to the interest previously held by holders of Common Units other than GTM that EPD owns immediately following the Merger (the “Contributed Duncan LP Interest”), with such Exchanged Duncan LP Interest and Contributed Duncan LP Interest owned by EPD and resulting contributed interests to be as set forth in the amended and restated agreement of limited partnership of Duncan described below and attached as an Exhibit to this Agreement.

     WHEREAS, concurrently with the consummation of the transactions contemplated hereby (the “Closing”), each of the following matters shall occur:
          1. GTM will exchange all of its right to receive the Merger Consideration under the Merger Agreement for the assignment to GTM by EPD of the Exchanged Duncan LP Interest.
          2. EPD will contribute or cause to be contributed all of the Contributed Duncan LP Interest as follows: (a) a contribution of a 0.001% Duncan LP Interest to OLPGP, (b) an initial contribution of the remaining Contributed Duncan LP Interest to EPO (a portion of such interests in conveyed by EPD on behalf of OLPGP for a continuation of OLPGP’s 0.001% general partner interest in EPO)and (c) a subsequent contribution by EPO of all of that remaining Contributed Duncan LP Interest to GTM (a portion of such interests is conveyed by EPO on behalf of Enterprise GTM and GTMGP for a continuation of GTMGP’s 1.0% general partner interest in GTM).
          3. The Duncan partnership agreement will be amended and restated to the extent necessary to reflect the applicable matters set forth above and as contained in the Merger Agreement and this Agreement.
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS; RECORDATION
     1.1 Definitions. Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.
     “affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise.
     “Agreement” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Amended and Restated Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Duncan as executed on the date hereof in substantially the same form as attached hereto as Exhibit A.
     “Closing” has the meaning assigned to such term in the recitals.

     “Common Units” has the meaning assigned to such term in the recitals.
     “Contributed Duncan LP Interest” has the meaning assigned to such term in the recitals.
     “Duncan LP Interests” mean the Contributed Duncan LP Interest and the Exchanged Duncan LP Interest, collectively, representing all of the limited partner interests of Duncan after giving effect to the Merger.
     “Effective Date” means ______, 2011.
     “Enterprise GTM” has the meaning assigned to such term in the first paragraph of this Agreement
     “EPD” has the meaning assigned to such term in the first paragraph of this Agreement.
     “EPD Common Units” has the meaning assigned to such term in the recitals.
     “EPO” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Exchanged Duncan LP Interest” has the meaning assigned to such term in the recitals.
     “GTM” has the meaning assigned to such term in the first paragraph of this Agreement.
     “GTMGP” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.
     “Merger” has the meaning assigned to such term in the recitals.
     “Merger Agreement” has the meaning assigned to such term in the recitals.
     “Merger Consideration” has the meaning assigned to such term in the recitals.
     “OLPGP” has the meaning assigned to such term in the first paragraph of this Agreement.
     “Party” and “Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.
ARTICLE II
THE EXCHANGE AND CONTRIBUTIONS
     2.1 Exchange by EPD and GTM of the Exchanged Duncan LP Interest and GTM’s Right to Receive Merger Consideration. GTM hereby agrees to exchange all of the EPD Common Units it is entitled to receive as Merger Consideration under the Merger

Agreement as consideration for the conveyance by EPD of the Exchanged Duncan LP Interest as set forth below effective immediately following the Merger.
     In exchange for GTM’s exchange of all the EPD Common Units it is entitled to receive as Merger Consideration under the Merger Agreement, effective immediately following the Merger EPD hereby transfers, assigns and conveys to GTM, its successors and assigns, for its own use forever, all of its rights, title and interest in and to the Exchanged Duncan LP Interest, and GTM hereby accepts the Exchanged Duncan LP Interest and assumes the obligations as a limited partner of Duncan under the Amended and Restated Agreement.
     TO HAVE AND TO HOLD the Exchanged Duncan LP Interest unto GTM, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.2 Conveyance and Contribution by EPD (including on behalf of OLPGP, EPO, Enterprise GTM and GTMGP as noted below) to GTM of the Contributed Duncan LP Interest. EPD hereby (including on behalf of OLPGP, EPO, Enterprise GTM and GTMGP as noted below, each of which also hereby, to the extent applicable) grants, contributes, transfers, assigns and conveys as follows: (a) a contribution to OLPGP of a 0.001% Duncan LP Interest, (b) an initial contribution of the remaining Contributed Duncan LP Interest (a [_____]% Duncan LP Interest) to EPO (a portion of such interests is conveyed by EPD on behalf of OLPGP for a continuation of OLPGP’s 0.001% general partner interest in EPO) and (c) a subsequent contribution by EPO as assignee of all of the remaining Contributed Duncan LP Interests to GTM (a portion of such interests is conveyed by EPO on behalf of Enterprise GTM and GTMGP for a continuation of GTMGP’s 1.0% general partner interest in GTM), its successors and assigns, for its and their own use forever, all of its and their rights, title and interest in and to the Contributed Duncan LP Interest, and each of OLPGP and GTM hereby accepts the Contributed Duncan LP Interest, as a capital contribution and assumes the obligations as a limited partner of Duncan under the Amended and Restated Agreement.
     TO HAVE AND TO HOLD the Contributed Duncan LP Interest unto OLPGP and GTM, its and their successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.
     2.3 Third Amended and Restated Partnership Agreement of Duncan. OLPGP and GTM shall enter into the Amended and Restated Agreement in the form set forth as Exhibit A hereto to, among other matters, reflect the exchanges and contributions required by this Agreement.
ARTICLE III
FURTHER ASSURANCES
     3.1 Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable

Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
     3.2 Other Assurances. From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. It is the express intent of the Parties that OLPGP and GTM own all of the Duncan LP Interests that are identified in this Agreement.
ARTICLE IV
MISCELLANEOUS
     4.1 Order of Completion of Transactions. The transactions provided for in Article II of this Agreement shall be completed on the Effective Date in the order set forth therein.
     4.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
     4.3 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties signatory hereto and their respective successors and assigns.
     4.4 No Third Party Rights. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

     4.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
     4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the Law of some other jurisdiction, wherein the interests are located, shall apply.
     4.7 Assignment of Agreement. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of each of the Parties.
     4.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and affected thereby.
     4.9 Director and Officer Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners and securityholders of the Parties and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert).
     4.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     4.11 Integration. This Agreement and the instruments referenced herein supersede any and all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement or any such instrument unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement or such instrument.
[The Remainder of this Page is Intentionally Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.
ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC, its general partner

By:
Michael A. Creel
President and Chief Executive Officer
ENTERPRISE PRODUCTS OLPGP, INC.

By:
Michael A. Creel
President and Chief Executive Officer
ENTERPRISE PRODUCTS OPERATING LLC

By:	Enterprise Products OLPGP, Inc., its sole manager

By:
Michael A. Creel
President and Chief Executive Officer
ENTERPRISE PRODUCTS GTM, LLC

By:
Michael A. Creel
President and Chief Executive Officer
ENTERPRISE GTMGP LLC

By:
Michael A. Creel
President and Chief Executive Officer
Signature Page to Exchange and Contribution Agreement

ENTERPRISE GTM HOLDINGS LP

By:	Enterprise GTMGP LLC, its general partner

By:
Michael A. Creel
President and Chief Executive Officer

Signature Page to Exchange and Contribution Agreement

EXHIBIT A
THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DUNCAN ENERGY PARTNERS L.P.